                                                                    Exhibit 2(i)

                           ASSET PURCHASE AGREEMENT
                                    between

                           The LandOak Company, LLC
                                    Seller

                                      and

                                Tice LOC, Inc.
                                     Buyer

                            DATED:  January 1, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I
     TRANSFER OF PURCHASED ASSETS AND RELATED MATTERS......................  1
     1.1  Purchased Assets.................................................  1
     1.2  Excluded Assets..................................................  2
     1.3  Assignment of Contracts..........................................  3
     1.4  Passage of Title and Risk of Loss................................  3

ARTICLE II
     ASSUMPTION OF CERTAIN LIABILITIES.....................................  3
     2.1  Assumed Obligations..............................................  3
     2.2  Excluded Obligations.............................................  4

ARTICLE III
     PURCHASE PRICE........................................................  5
     3.1  Purchase Price...................................................  5
     3.2  Allocation.......................................................  6
     3.3  Additional Obligations...........................................  6

ARTICLE IV
     CLOSING...............................................................  6
     4.1  Closing Date.....................................................  6
     4.2  Simultaneous Actions.............................................  6
     4.3  Deliveries by Seller.............................................  6
     4.4  Deliveries by Buyer..............................................  8

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF SELLER..............................  8
     5.1  Organizational Matters...........................................  9
     5.2  Authority........................................................  9
     5.3  Noncontravention.................................................  9
     5.4  Financial Statements.............................................  9
     5.5  Absence of Undisclosed Liabilities............................... 10
     5.6  Absence of Changes............................................... 10
     5.7  Title to Assets.................................................. 12
     5.8  Real Property - Leased........................................... 12
     5.9  Personal Property - Owned........................................ 13
     5.10 Personal Property - Leased....................................... 13
     5.11 Agreements....................................................... 13
     5.12 Litigation....................................................... 15
     5.13 Compliance; Governmental Authorization........................... 15


                                      (i)

     5.14 Labor Relations; Employees....................................... 16
     5.15 Employee Benefit Plans........................................... 16
     5.16 Related Party Transactions....................................... 17
     5.17 Intellectual Property............................................ 17
     5.18 Insurance........................................................ 17
     5.19 Accounts and Notes Receivable.................................... 18
     5.20 Inventories...................................................... 18
     5.21 Tax Matters...................................................... 18
     5.22 Shares........................................................... 19
     5.23 Brokers.......................................................... 19
     5.24 Disclosure....................................................... 19

ARTICLE VI
     REPRESENTATIONS AND WARRANTIES OF BUYER............................... 19
     6.1  Organizational Matters........................................... 20
     6.2  Authority........................................................ 20
     6.3  Noncontravention................................................. 20
     6.4  Brokers.......................................................... 20

ARTICLE VII
     COVENANTS OF SELLER................................................... 20
     7.1  Conduct of Business Until Closing................................ 20
     7.2  Access to Properties and Records................................. 22
     7.3  Advice of Changes................................................ 22
     7.4  Conduct.......................................................... 23
     7.5  Approvals........................................................ 23
     7.6  Further Assurances............................................... 23
     7.7  Name Change...................................................... 23
     7.8  Restrictions on Shares........................................... 23
     7.9  Uncollected Receivables.......................................... 23

ARTICLE VIII
     COVENANTS OF BUYER.................................................... 24
     8.1  Confidentiality; Return of Documents............................. 24
     8.2  Access to Records................................................ 24

ARTICLE IX
     CONDITIONS TO OBLIGATIONS OF BUYER.................................... 24
     9.1  Authorization.................................................... 24
     9.2  Accuracy of Representations and Warranties....................... 24
     9.3  Performance of Agreements........................................ 24
     9.4  Legislation...................................................... 25
     9.5  Financial Standards.............................................. 25
     9.6  Due Diligence.................................................... 25
     9.7  Financing........................................................ 25

                                      (ii)

     9.8  Personal Guaranties.............................................. 25
     9.9  Release of Liens, Claims......................................... 25
     9.10 Assets of MidSouth Sign Company, LLC............................. 25

ARTICLE X
     CONDITIONS TO OBLIGATIONS OF SELLER................................... 25
     10.1 Authorization.................................................... 26
     10.2 Accuracy of Representations and Warranties....................... 26
     10.3 Performance of Agreements........................................ 26
     10.4 Legislation...................................................... 26

ARTICLE XI
     TERMINATION........................................................... 26
     11.1 Termination...................................................... 26
     11.2 Effect........................................................... 27

ARTICLE XII
     INDEMNIFICATION....................................................... 27
     12.1 Survival......................................................... 27
     12.2 Indemnification.................................................. 27
     12.3 Third Party Claims............................................... 29
     12.4 Remedies Cumulative.............................................. 30
     12.5 Recoveries....................................................... 30

ARTICLE XIII
     MISCELLANEOUS......................................................... 30
     13.1 Expenses; Transfer Taxes......................................... 30
     13.2 Parties in Interest.............................................. 30
     13.3 Entire Agreement; Amendments..................................... 30
     13.4 Headings......................................................... 31
     13.5 Notices.......................................................... 31
     13.6 Publicity........................................................ 32
     13.7 Counterparts..................................................... 32
     13.8 Governing Law.................................................... 32
     13.9 Waivers.......................................................... 32
    13.10 Defined Terms.................................................... 32
    13.11 Construction..................................................... 32
    13.12 Attorneys Fees................................................... 32
    13.13 Arbitration...................................................... 32

                                     (iii)

                                  DEFINITIONS
                                  -----------

                                                                    Section
                                                                    -------

"Act"............................................................   5.22

"Assumed Obligations"............................................   2.1

"Balance Sheet"..................................................   5.4

"Balance Sheet Date".............................................   5.4

"Buyer"..........................................................   Introduction

"Closing"........................................................   4.1

"Closing Date"...................................................   4.1

"COBRA"..........................................................   5.15(b)

"Encumbrances"...................................................   5.7(a)

"ERISA"..........................................................   5.15(a)

"Excluded Assets"................................................   1.2

"Excluded Obligations"...........................................   2.2

"Financial Statements"...........................................   5.4

"GAAP"...........................................................   9.5

"Hazardous Substance"............................................   5.14(d)

"Indemnified Party"..............................................   12.3

"Indemnifying Party".............................................   12.3

"Intellectual Property"..........................................   1.1(g)

"Purchased Assets"...............................................   1.1

"Purchased Business".............................................   Introduction

"Returns"........................................................   5.21(a)

"Seller".........................................................   Introduction

"Shares".........................................................   3.1

"Taxes"..........................................................   5.21

"Tice"...........................................................   3.1

                                      (iv)

                               INDEX TO EXHIBITS
                               -----------------

Section and Exhibit                Description
-------------------                -----------

4.3(b)                             Bill of Sale

4.3(d)                             Opinion of Seller's Counsel

4.3(f)                             Noncompetition Agreements

4.3(g)                             Investment Letter

4.4(c)                             Assumption Agreement

4.4(d)                             Opinion of Buyer's Counsel

                               INDEX TO SCHEDULES
                               ------------------

Section and Schedule               Description
--------------------               -----------

1.1(d)                             Leases, Orders

1.1(g)                             Intellectual Property

1.1(j)                             Governmental Licenses

1.1(k)                             Securities or Stock

3.2                                Allocation

5.1                                Organization Matters

5.4                                Financial Statements

5.5                                Absence of Undisclosed Liabilities

5.6                                Absence of Changes

5.7                                Title to Assets

5.8                                Real Property - Leased

5.9                                Personal Property - Owned

5.10                               Personal Property - Leased

5.11                               Agreements

5.12                               Litigation

5.13                               Governmental Licenses

                                      (v)

5.14                               Labor Relations; Employees

5.16                               Related Party Transactions

5.18                               Insurance

5.19                               Accounts and Notes Receivable

5.20                               Inventories

5.21                               Tax Matters

                                      (vi)

     This ASSET PURCHASE AGREEMENT is entered into as of January 1, 2001, between Tice LOC, Inc., a Tennessee corporation ("Buyer"), and The LandOak Company, LLC, a Tennessee limited liability company ("Seller").

     WHEREAS, Seller is engaged primarily in the automobile rental and leasing business, but also is expanding into equipment leasing (such business being called the "Purchased Business"); and

     WHEREAS, the parties desire that Seller transfer, convey and assign to Buyer substantially all of the assets, properties and rights of the Purchased Business as a going concern; and that Buyer purchase and acquire the same, subject to the assumption by Buyer of certain liabilities and obligations of Seller, upon the terms set forth below;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
               TRANSFER OF PURCHASED ASSETS AND RELATED MATTERS

     1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Article IV hereof), Seller shall transfer, convey and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, properties and rights of Seller, wherever located, real, personal and mixed, tangible and intangible, as the same shall exist immediately prior to the Closing (except for those assets set forth in Section
1.2 hereof), including, but not limited to, the following:

          (a) all machinery, equipment, vehicles, furniture, fixtures, office equipment and supplies and other items of tangible personal property and all warranties relating thereto;

          (b) all inventories, including but not limited to, vehicles, supplies and parts;

          (c) all prepaid expenses, advances, escrows and deposits of Seller, the benefit of which will accrue to Buyer, except for those that specifically relate to Excluded Assets (as defined in Section 1.2) or Excluded Obligations (as defined in Section 2.2);

          (d) all rights of Seller under all contracts, licenses, leases (including rights to leasehold improvements), permits, commitments, purchase orders, sales orders and other agreements which are described on
     Schedule 1.1(d) attached hereto;
     ---------------

          (e) all cash (including, without limitation, bank accounts, petty cash and escrow and other accounts) and accounts and notes receivable;

          (f) all rights of Seller in and to insurance and indemnity claims relating to the Purchased Business, the Purchased Assets (as defined in Section 1.1) or the Assumed Obligations (as defined in Section 2.1);

          (g) all trade names, fictitious or assumed names, service marks, service mark applications, trademarks, trademark applications, copyrights, copyright applications, patterns, inventions, trade secrets, logos, slogans, proprietary processes and formulae, license agreements, research and development projects and reports, market reports, product or customer surveys, and all other proprietary, technical and other information and intellectual property rights, whether patentable or unpatentable (collectively, the "Intellectual Property"), and the goodwill associated therewith, including, but not limited to, those described on Schedule
                                                                  --------
     1.1(g) attached hereto;
     ------

          (h) all records and files, including, but not limited to, property records, maintenance records, engineering records, purchasing and sales records, correspondence with suppliers and customers (both actual and prospective), personnel and payroll records, accounting records, mailing lists, customer and vendor lists and records, sales aids, and computer programs, records, files and related software;

          (i) all stationery, purchase orders, forms, invoices, labels, shipping material, catalogs, brochures, art work, photographs, advertising materials, merchandising and display materials;

          (j) to the extent transferable, all governmental licenses, permits, authorizations and approvals, which are described on Schedule 1.1(j)
                                                          ---------------
     attached hereto; and

          (k) all shares of stock or other securities owned by Seller which relate to the Purchased Business, which are described on Schedule 1.1(k)
                                                              ---------------
     attached hereto.

For convenience of reference, the assets, properties and rights to be transferred, conveyed and assigned to Buyer hereunder, exclusive of the Excluded Assets, are herein collectively called "Purchased Assets."

     1.2 Excluded Assets. Anything contained in Section 1.1 hereof to the contrary notwithstanding, there are expressly excluded from the assets, properties and rights to be transferred, conveyed and assigned to Buyer hereunder the following:

          (a) the consideration delivered by Buyer to Seller pursuant to this Agreement; and

          (b) Seller's minute books and other records having exclusively to do with the organization of Seller.

For convenience of reference, the assets, properties and rights which are not to be transferred, conveyed and assigned to Buyer hereunder are herein collectively called "Excluded Assets."

     1.3 Assignment of Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any contract, license, lease, sales order, purchase order, commitment or other agreement or any claim or right or any benefit arising thereunder or resulting therefrom or any permit or operating authority if an attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller will use its best efforts to obtain the consent of such other party to the assignment or transfer thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller will cooperate with Buyer in any arrangements necessary or desirable to provide for Buyer the benefits thereunder, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against the other party thereto arising out of the cancellation by such other party or otherwise. Nothing contained in this Section 1.3 will affect the liability, if any, of Seller pursuant to this Agreement for failing to disclose the need for such consent or approval or any termination rights of Buyer hereunder if consent is not obtained.

     1.4 Passage of Title and Risk of Loss. Legal and equitable title and risk of loss with respect to the Purchased Assets will not pass to Buyer until such assets are transferred at the Closing.

                                  ARTICLE II
                       ASSUMPTION OF CERTAIN LIABILITIES

     2.1 Assumed Obligations. At the closing, Buyer will assume the following liabilities and obligations, and only the following liabilities and obligations,
                                 ----
of Seller:

          (a) Master Promissory Note dated November 30, 1998 as extended and modified July 30, 2000, in favor of SunTrust Bank, successor-in-interest by merger to SunTrust Bank, East Tennessee, N.A. provided that the principal owed under such note together with the underlying Subnotes and accrued, unpaid, interest thereon does not exceed $5,100,000;

          (b) Commercial Variable Rate Promissory Note dated May 1, 2000 in favor of SunTrust Bank provided that the principal owed under such note, together with accrued, but unpaid, interest thereon does not exceed $713,000;

          (c) Promissory Note dated August 17, 1999 in favor of BankFirst provided that the principal owed under such note together with accrued, but unpaid, interest thereon does not exceed $304,000;

          (d) those liabilities and obligations arising after the Closing under those contracts, licenses, leases, permits, commitments, purchase orders, sales orders and other agreements set forth on Schedule 1.1(d), effectively
                                                    ---------------
     assigned and transferred to Buyer pursuant to Section 1.1(d) hereof; and

          (e) obligations within the categories listed below to the extent that the total of all such obligations which were incurred by Seller in the ordinary course of business prior to the Closing and do not exceed the amounts listed opposite the category (any excess to be an Excluded Obligation unless otherwise expressly agreed by Buyer):

                                                               Amount Assumed
          Category of Obligation                               Not to Exceed
          ----------------------                               -------------

          Trade Accounts Payable                                 $250,000
          Customer Deposits                                      $ 65,000
          Accrued Payroll                                        $ 35,000
          Accrued/Payable Payroll Taxes                          $ 27,000
          Accrued Vacation                                       $ 15,000
          Legal, Accounting, Professional Fees
           of Seller Relating to Sale to Buyer                   $ 35,000
          Sales/Surcharge Taxes Payable                          $ 28,000
          Accrued Property Taxes                                 $ 50,000
          Accrued Interest Expense                               $ 46,000
          Miscellaneous Other Expenses                           $ 20,000

For convenience of reference, the liabilities and obligations being assumed by Buyer as stated above are herein collectively called the "Assumed Obligations."

     2.2 Excluded Obligations. Any other provision of this Agreement to the contrary notwithstanding, Buyer will not assume any liability or obligation of Seller or the Purchased Business not included in the Assumed Obligations or exceeding any limit for Assumed Obligations, including, but not limited to, the following:

          (a) any liabilities and obligations of Seller for Federal, state, territorial, local and foreign taxes, including, without limitation, franchise, income, personal, real property, sales, use, unemployment, gross receipts, excise, payroll, withholding or other taxes, except for such taxes as are specifically assumed in Section 2.1(e) and which totals do not exceed the limits stated therein;

          (b) any claims, demands, liabilities or obligations of any nature whatsoever which are not included in Assumed Obligations and are within the limits set forth therein and which arose or were incurred at or before the Closing, or which are based on events occurring or conditions existing at or before the Closing, or which are based on services performed by Seller at or before the Closing, or which relate to goods or products of Seller shipped or delivered at or before the Closing or goods or products of Seller in transit prior to or at the Closing and delivered after the Closing, (1) notwithstanding that the claim, demand, liability or obligation arises or becomes manifest after the Closing and (2) regardless of whether or not set forth or otherwise disclosed on any Schedule attached hereto (whether or not required to be so set forth or disclosed);

          (c) any actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against Seller or the Purchased Business as of the date of Closing or arising out of or related to Seller or the Purchased Business for matters which occurred prior to the Closing;

          (d) any liabilities and obligations of Seller (which are not specifically assumed hereunder) for amounts owed to any owner or creditor of Seller or any person affiliated therewith, in such person's capacity as an owner or creditor (including, without limitation, notes to investors totaling $24,334,746, notes to owners in the amounts of $150,000, $244,174, $75,000 and $122,000 and accrued interest on all of such obligations);

          (e) any liabilities and obligations of Seller existing at the Closing with respect to accrued holiday, vacation and severance pay relating to employees of Seller or the Purchased Business which exceed the limits set forth above as part of the Assumed Obligations;

          (f) any liabilities or obligations for payments due or required to be made under any pension, retirement, savings or other compensation plan maintained by Seller or any other entity;

          (g) any liabilities and obligations of Seller under this Agreement or with respect to or arising out of the transactions contemplated hereby, except for the $35,000 of legal, accounting and professional fees included in Section 2.1(e) as an Assumed Obligation;

          (h)  any liabilities and obligations relating to the Excluded Assets;
     and

          (i) any other liabilities and obligations of Seller not being specifically assumed by Buyer pursuant to Section 2.1 above.

For convenience of reference, the liabilities and obligations of Seller not being assumed by Buyer as aforesaid are collectively called the "Excluded Obligations." Seller shall take any and all actions which may be necessary to prevent any person, firm or governmental authority from having recourse against the Purchased Business, any of the Purchased Assets or against Buyer with respect to any Excluded Obligations and shall discharge all Excluded Obligations when they become due and payable.

                                  ARTICLE III
                                PURCHASE PRICE

     3.1 Purchase Price. The aggregate consideration to be paid to Seller for the Purchased Assets shall be the assumption of the Assumed Obligations and the issuance of 8,000,000 restricted Common Shares (the "Shares") of Tice Technology, Inc. ("Tice"), the sole shareholder of Buyer

(subject to certain restrictions on transfer or distribution more fully described in Section 7.8). Buyer shall issue the Shares to Seller and to LandOak Capital, LLC as directed by Seller.

     3.2 Allocation. The total purchase price (the value of the Shares and the amount of the Assumed Obligations) will be allocated as set forth on Schedule
                                                                     --------
3.2.  However, the allocation set forth on Schedule 3.2 may be revised by Buyer
---                                        ------------
based upon the results of the audit that Buyer intends to have performed of Seller's business after the Closing. The parties will use such allocation in reporting the transaction for Federal and state tax purposes.

     3.3 Additional Obligations. (a) In addition to the Assumed Obligation, Buyer agrees to assume up to $50,000 in the aggregate of additional obligations of Seller which arose prior to the Closing provided that such obligations are not owed to any owner of Seller or other related party of Seller and provided that such obligations arose in the ordinary course of the Purchased Business.

          (b) If after Buyer has assumed or paid $50,000 in the aggregate of additional obligations of Seller which are not part of the Assumed Obligations, additional obligations arise and are not satisfied by Seller (including, without limitation, additional obligation incurred as a result of failure to obtain consents to assignments as required herein), Buyer, at its option, may pay or assume such obligations and reduce the Purchase Price as provided below or exercise its remedies under this Agreement.

          (c) If Buyer pays or assumes obligations in excess of an additional $50,000 as provided in Section 3.3(b) above, the number of Shares shall be reduced as follows: for each $1 of additional obligations assumed or paid by Buyer, $1 in value of the Shares shall be returned to Tice. The Shares shall have an assumed value of $0.21 which was the price at which shares of stock of Tice traded on the electronic bulletin board on December 29, 2000, the trade on the day closest to the Closing Date. In calculating the number of Shares to be returned, all fractional shares shall be rounded down to the nearest whole number.

                                  ARTICLE IV
                                    CLOSING

     4.1 Closing Date. The closing for the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Tice, 1808-B North Cherry Street, Knoxville, Tennessee, on such date and at such time, as is set forth in a notice from Buyer to Seller given at least ten days prior thereto, or on such other date and at such other time or place as Buyer and Seller may mutually agree. The Closing shall be effective as of January 1, 2001 which shall be the "Closing Date."

     4.2 Simultaneous Actions. All actions to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no actions will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

     4.3 Deliveries by Seller. On or before the Closing, Seller will deliver to Buyer the following:

          (a) Closing Certificate. An accurate certificate, dated the date of the Closing, of Seller, satisfactory in form and substance to Buyer, certifying that:

          (1) the representations and warranties of Seller contained in this Agreement are true and accurate on and as of the Closing with the same force and effect as if made on the date of the Closing;

          (2) Seller has performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement;

          (3) attached thereto are true and complete copies of resolutions adopted by Seller's board of governors and members approving this Agreement and the transactions contemplated hereby;

          (4) the incumbency and specimen signature of each manager of Seller executing this Agreement and any other document to be executed by Seller are as set forth in such certificate; and

          (5) Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

          (b) Instruments of Transfer. A duly executed bill of sale and general instrument of assignment in substantially the form of Exhibit 4.3(b)
                                                           --------------
     attached hereto and such other duly executed endorsements, assignments and instruments of transfer, conveyance and assignment in form and substance reasonably satisfactory to Buyer, as are necessary or desirable to effect the transfers, conveyances and assignments to Buyer referred to in Article I hereof.

          (c) Articles of Amendment. Articles of Amendment to Seller's Articles of Organization in form suitable for filing, changing Seller's name as contemplated by Section 7.7 hereof. Articles of Amendment to the Articles of Organization of LandOak Financial Services, LLC in form suitable for filing, changing Seller's name as contemplated by Section 7.7 hereof. Withdrawals of registrations of the assumed names of "LandOak Rental & Sales" and LandOak Rental & Leasing" in form suitable for filing as contemplated by Section 7.7 hereof.

          (d) Opinion of Counsel. An opinion of counsel for Seller in the form of Exhibit 4.3(d), dated as of the date of the Closing.
        --------------

          (e) Consents. Duly executed consents, authorizations, orders or approvals of any third party (including, without limitation, any governmental body, lender, lessor, licensor, supplier, customer or other party to any agreement listed on Schedule 5.11
                                                                  -------------
     which are required for the consummation of the transactions contemplated by this Agreement, each of which shall be in full force and effect on the Closing.

          (f) Noncompetition Agreements. Noncompetition Agreements for Seller, Michael Atkins and Patrick Martin in the forms attached hereto as Exhibit
                                                                       -------
     4.3(f)(1) and (2).
     -----------------

          (g) Investment Letter. Investment Letter executed by Seller in the form attached hereto as Exhibit 4.3(g).
                             --------------

     4.4 Deliveries by Buyer. On or before the Closing (with the exception of the delivery of the certificate for the Shares which will occur after the Closing), Buyer will have delivered to Seller the following:

          (a) Closing Certificate. An accurate certificate, dated the date of the Closing, of a duly authorized officer of Buyer, satisfactory in form and substance to Seller, certifying that:

          (1) the representations and warranties of Buyer contained in this Agreement are true and accurate on and as of the date of the Closing with the same force and effect as if made on the date of the Closing;

          (2) Buyer has performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement;

          (3) attached thereto are true and complete copies of resolutions adopted by Buyer's board of directors approving this Agreement and the transactions contemplated hereby; and

          (4) the incumbency and specimen signature of each officer of Buyer executing this Agreement and any other document to be executed by Buyer are as set forth in such certificate.

          (b) Shares. The certificate representing the Shares to be issued to Seller bearing a legend reflecting the restrictions on transfer.

          (c) Assumption Agreement. A duly executed instrument of assumption whereby Buyer shall assume the Assumed Obligations as provided herein, which instrument of assumption shall be in substantially the form of
     Exhibit 4.4(c) attached hereto.
     --------------

          (d) Opinion of Counsel. An opinion of counsel for Buyer in the form of Exhibit 4.4(d), dated as of the date of the Closing.
        --------------

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

     5.1 Organizational Matters. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it in connection with the Purchased Business or the nature of the business conducted by the Purchased Business (each of which jurisdictions is listed in Schedule 5.1 attached hereto). Seller has
                                    ------------
delivered to Buyer complete and correct copies of its Articles of Organization and Operating Agreement in each case as amended to the date hereof.

     5.2 Authority. Seller has all requisite power and authority to: own, lease and operate its properties; carry on the Purchased Business as now being conducted; enter into this Agreement; perform its obligations hereunder; and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed by Seller, and is a valid and binding obligation of Seller, enforceable in accordance with its terms.

     5.3 Noncontravention. Neither the execution, delivery and performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will:

          (a) conflict with or result in a breach of any provision of the Articles of Organization or Operating Agreement of Seller,

          (b)  except for those agreements listed on Schedule 5.11 for which it
                                                     -------------
     has been disclosed that consent is required, cause a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms of any note, bond, lease, mortgage, indenture, license, warranty or other instrument or agreement to which Seller is a party, or by which Seller or any of its assets is or may be bound or benefitted, or

          (c) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to Seller or any of its respective assets.

No consent or approval by, or any notification of or filing with, any public body or authority is required in connection with the execution, delivery and performance by Seller of this Agreement, or the consummation by Seller of the transactions contemplated hereby.

     5.4  Financial Statements. Schedule 5.4 attached hereto contains true and
                                ------------
complete copies of the unaudited balance sheet (the "Balance Sheet") of Seller at November 30, 2000 (the "Balance Sheet Date") and the related unaudited statements of income and cash flow for the period then ended, prepared by Seller (collectively, the "Financial Statements"). Except as otherwise noted in the Financial Statements, the Financial Statements are complete and present fairly the financial position of Seller and the results of its operations as of the dates thereof and for the periods covered thereby.

     5.5  Absence of Undisclosed Liabilities. Except as set forth on Schedule
                                                                     --------
5.5 attached hereto, at the Balance Sheet Date:
---

          (a) the Purchased Business had no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were not provided for or disclosed on the Balance Sheet,

          (b) all reserves established by Seller and set forth on the Balance Sheet were adequate for the purposes indicated therein, and

          (c) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board) which were not adequately provided for in the Balance Sheet.

     5.6 Absence of Changes. Since the Balance Sheet Date, except as set forth on Schedule 5.6 attached hereto, Seller has operated the Purchased Business in
   ------------
the ordinary course and there has not been:

          (a) any adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Seller;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the Purchased Assets;

          (c) any increase in the compensation or benefits of any officer, director, employee, consultant or agent (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or the entering into of any contract with any officer, director or employee, or the making of any loan to, or engagement in any transaction with, any officers or directors of Seller;

          (d) any capital expenditure or commitment therefor by Seller in excess of $1,000 in the aggregate for additions to property, plant or equipment;

          (e) any forward purchase commitments in excess of the requirements for normal operating inventories or at prices higher than market prices prevailing at the time the commitment was entered into;

          (f) any forward sales commitments other than in the ordinary course of business consistent with past practices;

          (g) any change in the manner in which inventory of the Purchased Business is marketed or any increase in inventory levels in excess of levels reasonably required for the operation of the Purchased Business, or any change in the manner in which the Purchased Business extends discounts or credit to, or accepts returns from, customers or otherwise deals with its customers;

          (h) any write-down or write-up of the value of any inventory of the Purchased Business or any write-off as uncollectible of any accounts or notes receivable of the Purchased Business or any portion thereof;

          (i) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred, or any transaction, contract or commitment entered into, by Seller, other than items incurred or entered into (as the case may be) in the ordinary course of business and consistent with the past practice of Seller, each of which has been properly recorded in Seller's financial records;

          (j) any payment, discharge or satisfaction of any claim, encumbrance or liability by Seller other than in the ordinary course of business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

          (k) any amendment or termination of any contract, license, lease, commitment or other agreement to which Seller is a party, except in the ordinary course of business and consistent with the past practice of Seller;

          (l) any actual or threatened labor trouble, problem or grievance adversely affecting the Purchased Business or the Purchased Assets;

          (m) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset or Intellectual Property of the Purchased Business except sales of inventory in the ordinary course of business and consistent with the past practice of Seller;

          (n) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of Seller relating to the Purchased Assets or the Purchased Business;

          (o) any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted;

          (p) any change in the suppliers, customers or the personnel of Seller other than such routine changes which occur in the ordinary course of business and which are consistent with the past practices of Seller, which changes have not been, individually or in the aggregate, adverse to the Purchased Business;

          (q) any material change in the prices charged or to be charged by Seller to its customers or by any supplier to Seller;

          (r) any decrease in the level of maintenance of tangible Purchased Assets from that level generally in effect prior to the Balance Sheet Date;

          (s) any failure to operate the Purchased Business in the ordinary course of business consistent with past practice, including, but not limited to, any failure by Seller to make capital expenditures or investments in the Purchased Business or any failure to pay trade accounts payable when due; or

          (t) any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified above in items (a) through
     (s) above.

     5.7 Title to Assets. (a) Seller has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, "Encumbrances"), except for the Encumbrances set forth on Schedule 5.7, and
                                                          ------------
liens for taxes and governmental charges not yet due and payable.

          (b) The Purchased Assets include all assets and properties and all rights necessary or desirable to permit Buyer to carry on the Purchased Business as presently conducted by Seller. Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Purchased Assets (subject to obtaining any consents or waivers of third parties disclosed on Schedule 5.11 and required in connection with such sale,
             -------------
conveyance, assignment, transfer and delivery of the Purchased Assets or any part thereof). The instruments of transfer, conveyance and assignment executed and delivered by Seller to Buyer at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, sufficient to transfer, convey and assign to Buyer all of Seller's interest in and to the Purchased Assets, the foregoing to constitute good and marketable title thereto, free and clear of all Encumbrances, except Encumbrances set forth on Schedule 5.7, and sufficient to vest in Buyer the full right, power and
   ------------
authority to conduct the Purchased Business as presently conducted.

      5.8 Real Property-Leased.  Schedule 5.8 attached hereto contains a list
                                 ------------
and brief description (including with respect to each lease (i) a statement as to whether there is any requirement of consent of the lessor to the assignment and (ii) a statement as to whether the lessee has or has not agreed to subordinate the leasehold estate to any liens encumbering the property) of the terms of all real estate leases to which Seller is a party (as lessee or lessor). True, complete and correct copies (or, in the case of oral leases, descriptions) of each lease have been furnished to Buyer. Except as described on Schedule 5.9, each such lease is in full force and effect and constitutes a
   ------------
legal, valid and binding obligation of the respective parties thereto. All rents and additional amounts due to date on each such lease have been paid. In each case, except as described on Schedule 5.9, the lessee is in peaceable
                                  ------------
possession under such lease, has a valid leasehold interest therein and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor, nor does there exist any event, condition or occurrence which, with the giving of notice or the lapse of time, or both, would constitute such a default under any such lease. Except as described on Schedule 5.9, Seller has not violated any
                                       ------------
of the terms or conditions under any such lease in any respect which violation would give rise to the right of the other party thereto to terminate such lease or sue for damages thereunder. All buildings, structures, appurtenances or real property leased by Seller (a) are in good operating condition and repair, (b) are in such condition as to permit surrender by Seller to the lessors on the date hereof without any cost or expense to Seller for repair or restoration if such leases were terminated on the date hereof, (c) are adequate and suitable for the uses for which intended by Seller, and (d) afford adequate rights of ingress and egress for operation of its business in the ordinary course. To the best of Seller's knowledge, none of such buildings, structures and appurtenances, any equipment therein nor the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others. To the best of Seller's knowledge, no condemnation proceeding is pending or threatened which would preclude or impair the use of any such property by Seller for the uses for which intended by it. To the best of Seller's knowledge, all of the foregoing conform to applicable Federal, state, territorial, local and foreign laws and regulations (including applicable environmental and occupational safety and health laws and regulations and zoning and building ordinances).

      5.9  Personal Property-Owned.  Schedule 5.9 attached hereto contains a
                                     ------------
summary and brief description of all tangible personal properties and assets owned by Seller. All such personal property is in good operating condition and repair, is adequate and suitable for the uses for which intended by Seller in the ordinary course of the Purchased Business, and there does not exist any condition which interferes in any material way with the use or economic value thereof.

      5.10 Personal Property-Leased. Schedule 5.10 attached hereto contains a
                                     -------------
list of all leases or other material agreements under which Seller is lessee of or holds or operates any items of machinery, equipment, motor vehicles, office furniture, computer software, fixtures or other tangible personal property owned by any third party. True, complete and correct copies (or, in the case of oral leases or agreements, descriptions) of such leases and agreements have been furnished to Buyer. Seller is the owner and holder of all of the leasehold estates purported to be granted by such leases or agreements and all other leases or agreements under which it is lessee of or holds or operates any such items owned by a third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. There is not under any of such leases any existing default or event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a default thereunder. Each of the items of personal property covered by leases or agreements of Seller is in good operating condition and repair, is in such condition as to permit surrender thereof by Seller to the lessors on the date hereof without any cost or expense for repair or restoration if such leases were terminated on the date hereof, is suitable for the uses for which intended by Seller in the ordinary course of the Purchased Business and there does not exist any condition which interferes in any material way with the use or economic value thereof.

      5.11 Agreements. Schedule 5.11 attached hereto sets forth a true, complete
           ----------
and correct list and brief description (including a statement as to whether there is any requirement of consent of any party other than Seller to assignment) of all written or oral contracts, agreements and other instruments not made in the ordinary course of business to which Seller is a party, or made in the ordinary course of business and referred to in clauses (a) through (m) of the next sentence of this Section 5.11. Except as set forth on said Schedule 5.11, Seller is not a
                                               -------------
party to any written or oral, formal or informal,


          (a) distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar contract or any other contract relating to the distribution of its products or to the payment of any fees or commissions;

          (b) collective bargaining agreement or contract with or commitment to any labor union;

          (c) continuing contract for the future purchase of finished goods, material, supplies, equipment or services;

          (d)  contract for the future sale of products and/or services;

          (e) contract or commitment for the employment of any officer, manager, employee or consultant, management contract or any other type of contract or understanding with any officer, manager, employee or consultant;

          (f) profit-sharing, bonus, stock option, stock purchase, savings and investment, pension, retirement, deferred compensation, severance or termination pay, disability, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former manager, officer, employee or consultant;

          (g) indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with FASB Statement of Financial Accounting Standards No. 13 or any tax benefit transfer lease;

          (h)  contract or commitment for charitable contributions;

          (i) contract or commitment for capital expenditures in excess of $2,500 in the aggregate;

          (j) contract or commitment for the sale of any assets, properties or rights other than inventory in the ordinary course of business;

          (k) lease or other agreement pursuant to which it is a lessee of or holds or operates any real property, machinery, equipment, motor vehicles, office furniture, computer software, fixtures or similar personal property owned by any third party;

          (l) any contract or agreement having a value of or otherwise involving at least $5,000 (including, without limitation, purchase orders and sales orders), whether or not in the ordinary course of business; or

          (m) agreement which restricts Seller from engaging in any aspect of the Purchased Business anywhere in the world.

Each such agreement, lease, contract, commitment, instrument and obligation is in full force and effect and constitutes a legal, valid and binding obligation of Seller and of each other party thereto and is enforceable in accordance with its terms. Seller has performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any agreement, lease, contract, commitment, instrument or obligation. There exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default by it of any of the foregoing. Seller is not aware of any default by any other party to any such agreement, lease, contract, commitment, instrument or obligation. Seller has furnished to Buyer complete and correct copies of all documents set forth on said Schedule 5.11.
                                                               -------------

      5.12  Litigation. Except as set forth on Schedule 5.12 attached hereto,
                                               -------------
there are no (a) audits, inspections, actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or threatened against Seller, whether at law or in equity, whether civil or criminal in nature or whether before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to the best knowledge of Seller, does any basis exist therefor or
(b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Seller. Seller has made available to Buyer all documents and correspondence relating to matters referred to in Schedule 5.12.
                       -------------

      5.13 Compliance; Governmental Authorization. (a) Seller has complied with all Federal, state, territorial, local or foreign laws, ordinances, regulations or orders applicable to the Purchased Business or the Purchased Assets, including, by way of description, and not limitation, matters relating to the environment, anti-competitive practices, discrimination, employment, health and safety, customs duties and requirements, and foreign practices. Seller has all governmental licenses and permits necessary in the conduct of the Purchased Business as presently conducted, which licenses and permits are in full force and effect, and to Seller's knowledge, no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or threatened to revoke or limit any of them.

     (b)    Schedule 1.1(j) attached hereto contains a true, correct and
            ---------------
complete list of all of the aforesaid governmental licenses and permits, consents, orders, decrees and other compliance agreements under which Seller is operating or bound. Seller has furnished to Buyer true, complete and correct copies thereof. Except as set forth in said Schedule 1.1(j), none of such
                                            ---------------
licenses, consents and permits will be affected in any respect by the transactions contemplated hereby, and Seller has the right to transfer each of such licenses, consents and permits to Buyer.

     (c) Seller has furnished to Buyer copies of all reports of inspections of the Purchased Business during the five years preceding the date hereof under OSHA, U.S. EPA, and under all other applicable Federal, state and local health and safety or environmental laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

     (d) As used in this Agreement, "Hazardous Substance" shall mean and include all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, all oil and petroleum of any kind and in any form, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are included under or regulated by any local, state or Federal law, rule or regulation pertaining to environmental regulation, contamination, clean-up or disclosure, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, and all comparable state or local laws, orders and regulations, as any of the foregoing has heretofore been or is hereafter amended.

     (e)   Except as disclosed on Schedule 5.14, Seller has no knowledge of the
                                  -------------
presence, storage, disposition, generation, treatment, release or discharge of any Hazardous Substance on, under or about the Purchased Assets or the land and buildings, which are the subject of the leases to be executed in connection with this transaction or on and in which the Purchased Business currently conducts its operations.

     5.14 Labor Relations; Employees. Seller enjoys a satisfactory employer-employee relationship with all of its employees, taken as a whole. Seller is in compliance with all Federal, state, territorial, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or any state, local or foreign agency. Except as set forth on Schedule 5.14 hereto:
                                                           -------------
there is no labor strike, dispute, slowdown, stoppage or organizational effort actually pending or threatened involving the Purchased Business; no representation question exists respecting the employees of the Purchased Business; and no collective bargaining agreement presently covers any employees of the Purchased Business, nor is any currently being negotiated by Seller on behalf of the Purchased Business. Schedule 5.14 attached hereto lists all
                                  -------------
employees of the Purchased Business, their current salary and benefits.

     5.15 Employee Benefit Plans. (a) Seller maintains no "employee pension benefit" plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit" plans (as defined in Section 3(1) of ERISA) or any other qualified or non-qualified plans, programs or letters of commitment promising current or future benefits or deferred compensation.

           (b) There are no material violations of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") with respect to employees of the Purchased Business or any qualified beneficiaries of such employees. With respect to any violation that may have occurred on or prior to the Closing, Seller's indemnity in Section 12.1(a) hereof in favor of Buyer shall also include lost tax deductions that may be incurred by Buyer, any potential income inclusion that may be incurred by Buyer and

Buyer's employees, any excise tax that Buyer may incur as a sanction for Seller's COBRA violations, and any civil and/or criminal penalties imposed under ERISA for Seller's COBRA violations.

      5.16 Related Party Transactions. Except for compensation to regular employees of Seller or as disclosed on Schedule 5.16, no current or former
                                       -------------
manager, officer, employee or owner or any immediate family member of any such person (defined as a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law) is presently, or during the last three fiscal years has been:

             (a) a party to any transaction with Seller (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such manager, officer, employee, owner or immediate family member);

             (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is or was a competitor, supplier or customer of Seller; or

             (c) a recipient of income from any source other than Seller which relates to the business of, or should properly accrue to, Seller.

     5.17    Intellectual Property.  Set forth on Schedule 1.1(g) is a true
                                                  ---------------
and complete description of:

             (a) all Intellectual Property rights owned by Seller or used in connection with the Purchased Business;

             (b) all agreements by which Seller licenses any Intellectual Property, whether as licensor or licensee;

             (c) all claims, if any, pending or threatened to the effect that
     (1) the present or past operations of Seller infringe or conflict the alleged rights of others in any Intellectual Property; or (2) any Intellectual property of the Seller is invalid or unenforceable; and

             (d) any outstanding orders, decrees, judgments, stipulations, claims or settlements relating to any Intellectual Property rights of Seller.

Seller owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to conduct the Purchased Business as now operated. Seller is not aware of any infringement, misappropriation or other misuse being made by any other party of Seller's Intellectual Property. Subject to Seller's obtaining the consents set forth on Schedule 5.11 hereof, no
                                                -------------
contract, agreement or understanding between Seller and any party exists which would impede or prevent assignment to Buyer of the right, title and interest of Seller in and to the Intellectual Property.

      5.18  Insurance.  Schedule 5.18 attached hereto contains a list of all
                        -------------
policies of liability, theft, fidelity, life, fire, product liability, worker's compensation, health and other forms of insurance held by Seller (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). Seller has not, during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance.

      5.19  Accounts and Notes Receivable. Schedule 5.19 contains a true aged
                                           -------------
list of unpaid accounts and notes receivable owing to Seller from third parties as of the Balance Sheet Date. All such unpaid accounts and notes receivable owing to Seller from third parties at the date hereof constitute, and at the Closing Date will constitute, valid and enforceable claims arising in bona fide
                                                                      ---- ----
transactions in the ordinary course of business. Except as set forth in said
Schedule 5.19, there is (a) no account or note debtor who has refused or
-------------
threatened to refuse to pay its obligations or who has or threatened to set-off such obligations for any reason, (b) no account or note debtor who is to Seller's knowledge insolvent or bankrupt and (c) no account or note receivable pledged to any third party. The reserves and allowances provided for on the Balance Sheet have been established on the basis of historical experience in accordance with generally accepted accounting principles consistently applied.

      5.20 Inventories. The inventories of Seller (a) shall be valued in accordance with Schedule 5.20 attached hereto; (b) are and, at the Closing will
                -------------
be, of a quantity which is reasonable in the circumstances of the Purchased Business; and (c) are, and at the Closing will be, of a quality which is salable at regular prices or useable in the ordinary course of the Purchased Business.

      5.21 Tax Matters. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Seller. For purposes of this Section 5.21, the term "Seller" shall include each other corporation with which Seller files consolidated or combined income tax returns or reports. Except as noted in Schedule 5.21:
                                           -------------

            (a) Seller has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements (collectively,"Returns") required to be filed under federal, state, local or any foreign laws by Seller, and all such Returns are true and complete in all material respects.

            (b) Seller, within the time and in the manner prescribed by law, has paid (and until the Closing Date will pay) all Taxes that are due and payable.

            (c) Seller has established (and through the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

          (d) There are no liens for Taxes upon the assets of Seller except liens for Taxes not yet delinquent.

          (e) No deficiency for any Taxes has been proposed, asserted or assessed against Seller or any of its assets which has not been resolved and paid in full. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

          (f) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Seller.

          (g) Seller is not a party to any tax-sharing or allocation agreement, nor does Seller owe any amount under any tax-sharing or allocation agreement.

          (h) Seller has complied (and will comply through the Closing) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and, within the time and in the manner prescribed by law, has withheld and will withhold from employee wages, and has paid and will pay over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

     5.22 Shares. Seller understands that the Shares have not been registered or qualified under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any state in reliance on exemptions from registration provided by the Act and the rules and regulations thereunder. The Shares may not be transferred for twenty-four months after issuance to Seller and Seller's designee; and the Shares may not be resold or distributed in any event unless they are registered under applicable securities laws or unless exemptions from registration or qualifications are available. Buyer is under no obligation to register the Shares. Seller also understands that the Shares represent a highly speculative investment and involve a high degree of risk.

     5.23 Brokers. Neither Seller, nor any of its officers, directors or employees, have employed any broker or finder in connection with the transactions contemplated by this Agreement. Seller shall indemnify, defend and hold Buyer harmless from any and all claims or losses relating to brokerage fees, commissions or finder's fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Seller.

     5.24 Disclosure. Neither this Agreement (including the Schedules and Exhibits attached hereto) nor any other document, certificate or statement furnished to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                                  ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

      6.1 Organizational Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

      6.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

      6.3 Noncontravention. Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will:

          (a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Buyer,

          (b) cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any agreement, instrument or obligation to which Buyer is a party, or by which any of its properties or assets may be bound, in each case excluding the Purchased Assets as to which no representation or warranty is made by Buyer, or

          (c) violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, in each case applicable to Buyer or any of its assets.

No filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement, except for disclosure obligations under Federal and state securities laws.

      6.4 Brokers. Neither Buyer nor any of its officers, managers, owners or employees have employed any broker or finder in connection with the transactions contemplated by this Agreement. Buyer shall indemnify, defend and hold Seller harmless from any and all claims or losses relating to brokerage fees, commissions or finder's fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Buyer.

                                  ARTICLE VII
                              COVENANTS OF SELLER

      Seller hereby covenants and agrees with Buyer as follows:

      7.1 Conduct of Business Until Closing. Except as permitted or required hereby or as Buyer may otherwise consent in writing, between the date hereof and the Closing:

      (a) Seller will:

          (1) operate its business only in the usual, regular and ordinary manner as such business was conducted before the Balance Sheet Date;

          (2) maintain all properties necessary to conduct its business, whether owned or leased, in substantially the same condition as they now are, except for (A) damage due to unavoidable casualty; and (B) reasonable wear and tear which do not materially adversely affect its operations;

          (3) as to any material Purchased Asset damaged before the Closing by casualty not covered by insurance, at Buyer's option, either (A) restore it to its condition before such damage; (B) replace it with another item of similar quality and condition; or (C) reduce its net book value by the amount of such loss;

          (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with that used in prior periods;

          (5) comply in all material respect with all laws that apply to the conduct of its business;

          (6) perform all of its material obligations (including paying tax liabilities) without default;

          (7) promptly give Buyer written notice of any damage to Purchased Assets of more than $5,000;

          (8) preserve its business organization intact, and preserve the good will and business of the customers, suppliers and other persons having business relations with Seller, and retain the services of its present employees; and

          (9) maintain all of its assets in substantially the same condition as they now are (subject to reasonable wear and tear), and replace all items of equipment at time intervals consistent with past practice.

      (b) Seller will not, other than in the ordinary course of business:

          (1) convey, transfer, sell, lease or otherwise dispose of any material Purchased Asset;

          (2)  acquire any material asset or property;

          (3) incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement; or

          (4)  change or terminate any of the agreements described in Section
               5.11 above; and

     (c)  Seller will not:

          (1) encumber, mortgage or voluntarily subject to lien any of the Purchased Assets;

          (2) increase by more than 5% the compensation payable (or to become payable) to any employee;

          (3) hire any new employee at an annual rate of compensation of $20,000 or more;

          (4)  add or increase any employee benefits program;

          (5) accelerate any billing of its customers or the collection of its accounts receivable, delay the payment of its accounts payable or accrued expenses, or defer expenses;

          (6) permit any of its respective officers, managers and owners to, pursue any discussions or negotiations with anyone other than Buyer concerning the sale of all or any part of its assets or membership interests and Seller shall advise Buyer of any solicitation made to Seller by any third party in respect to any such discussion or negotiation;

          (7) without Buyer's prior written consent, enter into, renew, amend, modify or adopt any material agreement, commitment, license or lease, other than vehicle leases entered into in the ordinary course of business; or

          (8) breach or violate or cause any of the representations and warranties contained in Article IV of this Agreement to be breached or violated.

     7.2 Access to Properties and Records. Seller will give to Buyer and to its counsel, accountants and other representatives reasonable access during normal business hours to such of its properties, personnel, books, tax returns, contracts, commitments and records as relate to the Purchased Business and the right to make copies thereof. Seller will furnish to Buyer and such representatives all such additional documents and financial and other information concerning the Purchased Business as Buyer or its representatives may from time to time reasonably request and permit Buyer and such representatives to examine all records and working papers relating to the preparation, review and audits of the financial statements and tax returns relating to the Purchased Business.

          7.3 Advice of Changes. Between the date hereof and the Closing, Seller will advise Buyer promptly in writing of any fact of which Seller becomes aware, which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement.

          7.4 Conduct. Except as permitted or required hereby or as Buyer may otherwise consent in writing, Seller will not enter into any transaction, take any action or fail to take any action, which would result in any of the representations and warranties of Seller contained in this Agreement or in any Schedule or Exhibit hereto not being true and correct at and as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing.

          7.5 Approvals. Seller will use its best efforts to obtain in writing prior to the Closing all approvals, consents and waivers required to be obtained by Seller in order to effectuate the transactions contemplated hereby, and will deliver to Buyer copies, reasonably satisfactory in form and substance of such approvals and consents. Seller will not be required to pay any additional consideration or enter into any modification in order to obtain such approvals and consents. Approvals cannot, without the written consent of Buyer, be obtained at a cost or other adverse consequence to Buyer.

          7.6 Further Assurances. Seller will at any time and from time to time after the Closing, upon the request of Buyer and at the expense of Seller, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, of the Purchased Assets, or to vest in Buyer good, valid and marketable title to the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement.

          7.7 Name Change. Promptly following Closing, Seller will take all steps and make all filings necessary to change its name and to cause LandOak Financial Services, LLC to change its name. Seller will also withdraw the registration of the following assumed names: "LandOak Rental & Sales" and "LandOak Rental & Leasing."

          7.8 Restrictions on Shares. Seller will not transfer or distribute the Shares except in accordance with applicable securities laws and for at least twenty-four months after their issuance.

          7.9 Uncollected Receivables. After the Closing, Buyer will use its reasonable efforts, in accordance with Buyer's past business practices, to collect all accounts and notes receivable of the Purchased Business outstanding as of the Closing Date. Buyer's reasonable efforts need not include litigation or the use of any third parties unless Seller so directs Buyer to proceed at Seller's expense and such expenses are advanced to Buyer by Seller. If the accounts and notes receivable reflected on the Balance Sheet (less the applicable reserves in respect thereof shown on the Balance Sheet) are not collected in full within ninety days after the Closing Date, the uncollected amounts will be deducted from the $50,000 of additional obligations of Seller Buyer has agreed to assume under Section 3.3. If less than such amount remains of the $50,000, the difference, if so elected by Buyer in accordance with Section 3.3(c), will cause a portion of the Shares to be returned to Buyer as provided and as calculated in such Section. Buyer will take all action and deliver all instruments necessary to effectively vest in Seller all of the right, title and interest of Buyer with respect to any uncollected accounts or notes receivable so purchased by Seller, and Buyer shall promptly remit to Seller any payments with respect to such receivables thereafter received by Buyer. When the billing to an accounts receivable debtor includes indebtedness incurred on or after the Closing Date as well as indebtedness prior to the Closing Date, payments received will be applied to the indebtedness oldest in time except where the debtor otherwise indicates the indebtedness for which payment is being made.

                                  ARTICLE VIII COVENANTS OF BUYER

          8.1 Confidentiality; Return of Documents. Unless and until the transactions contemplated by this Agreement are consummated, Buyer will keep in confidence all proprietary and financial information of Seller including information concerning its customers, suppliers, business and know-how, and will not, except to the extent required by law or to the extent any such information is otherwise publicly available or received from a third party not affiliated with Seller, without the prior written consent of Seller, reveal any such financial or proprietary information to any third party other than affiliates or representatives of Buyer and potential lenders and other providers of funds each of whom shall agree to be bound by the same restrictions with respect to confidentiality imposed on Buyer hereunder. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Seller, at Seller's request, all documents supplied to Buyer by Seller pursuant to the provisions of this Agreement.

          8.2 Access to Records. Following the Closing, Buyer will upon request provide Seller, its accountants and attorneys reasonable access at times to be designated by Buyer during normal working hours, to the books and records of Seller which are to be transferred to Buyer pursuant to Section 1.1(h) hereof.

                                  ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement are subject to the satisfaction, on or before the Closing, of the following conditions, any of which may be waived by Buyer. The waiver of any of the following conditions in order to close the transaction will not constitute a waiver or forfeiture of Buyer's right to indemnification for Seller's failure to fulfill such condition.

          9.1 Authorization. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby will have been duly and validly taken by Seller, and Seller will have full power and right to sell the Purchased Assets as contemplated hereby.

          9.2 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and in any schedule or exhibit hereto shall be true and accurate on and as of the Closing, with the same force and effect as if made on the date of the Closing, except as affected by transactions contemplated or permitted hereby.

          9.3 Performance of Agreements. Seller shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, each of Seller's obligations under Section 4.3 and the successful transfer or assignment of all agreements to be transferred or assigned hereunder.

          9.4 Legislation. No Federal, state, territorial, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect restraining the consummation of the transactions contemplated hereby.

          9.5 Financial Standards. On the Closing, the value of the Purchased Assets determined in accordance with generally accepted accounting principles ("GAAP") shall exceed the amount of the Assumed Obligations by at least $1,200,000. Cash flow of the Purchased Business, defined as earnings before interest, taxes, amortization and depreciation, during the ninety days immediately preceding the Closing also determined in accordance with GAAP, shall be at least $175,000. No material adverse change in financial position or operations shall have occurred between June 30, 2000 and the Closing.

          9.6 Due Diligence. Buyer shall have completed its due diligence investigation and the results thereof shall be satisfactory to it in its sole discretion.

          9.7 Financing. SunTrust Bank N.A. and BankFirst shall have approved the transfer of Seller's existing credit facilities with terms similar to or better than those currently in place for Seller.

          9.8 Personal Guaranties. The members of Seller shall continue their personal guarantees which are currently in place with respect to all financing, liens and trade payables until such time as the Assumed Obligations have been paid in full and agree to provide similar guarantees in the event Buyer refinances obligations for which such members currently have guarantees in place. Buyer agrees to make a good faith effort to remove the guarantees on trade payables, but shall not be required to expend money, provide additional deposits or incur any additional credit restrictions to do so.

          9.9  Release of Liens, Claims.  Except for those obligations listed on
Schedule 5.5, holders of notes issued by Seller or LandOak Capital, LLC, and
------------
other creditors of Seller shall have released all liens, security interests or other claims relating to the Purchased Assets, except those relating to the Assumed Obligations.

          9.10 Assets of MidSouth Sign Company, LLC. Buyer shall acquire the assets of MidSouth Sign Company, LLC, in accordance with the Asset Purchase Agreement between Buyer and MidSouth Sign Company, LLC in a transaction which closes simultaneously with the acquisition hereunder.

                                   ARTICLE X
                      CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller under this Agreement are subject to the satisfaction, on or before the Closing, of the following conditions, any of which may be waived by Seller. The waiver of any of the following conditions in order to close the transaction will not constitute a waiver or forfeiture of Seller's right to indemnification for Buyer's failure to fulfill such condition.

          10.1 Authorization. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will have been duly and validly taken by Buyer.

          10.2 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any schedule or exhibit hereto shall be true and accurate on and as of the Closing, with the same force and effect as if made on the date of the Closing, except as affected by transactions contemplated or permitted hereby.

          10.3 Performance of Agreements. Buyer shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, each of Buyer's obligations under Section 4.4.

          10.4 Legislation. No Federal, state, territorial, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect restraining the consummation of the transactions contemplated hereby.

                                  ARTICLE XI
                                  TERMINATION

          11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) by Seller or Buyer at any time after March 31, 2001, other than due to the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement;

                 (b) by Buyer, if there has been a violation or breach by Seller of any material agreement, representation or warranty of Seller contained in this Agreement and such violation or breach has not been waived by Buyer, or, with respect to a violation or breach of an agreement, cured by the deadline provided in
          Section 11.1(a) above (or by its nature cannot be cured);

               (c) by Seller, if there has been a violation or breach by Buyer of any material agreement, representation or warranty of Buyer contained in this Agreement and such violation or breach has not been waived by Seller or, with respect to a violation or breach of an agreement, cured by the deadline provided in Section 11.1(a) above (or by its nature cannot be cured).

In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 11.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.

          11.2 Effect. If this Agreement is terminated as a result of the failure of a party to consummate or fulfill a condition which is within the reasonable control of such party, such party shall continue to be liable hereunder for any such breach. Section 8.1 will survive termination.

                                  ARTICLE XII
                                INDEMNIFICATION

          12.1 Survival. All representations and warranties contained herein shall survive the Closing.

          12.2 Indemnification. (a) Seller will indemnify, defend and save Buyer harmless from, against, for and in respect of the following if such claims together with any other claims covered by Section 3.3(a) exceed the $50,000 total included therein:

               (1) any and all liabilities and obligations of Seller or the Purchased Business (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) not specifically assumed by Buyer pursuant to this Agreement and the Assumption Agreement;

               (2) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Buyer and arising from a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement (including the Schedules and Exhibits attached hereto), or in any certificate, instrument or agreement delivered by Seller pursuant hereto or in connection with the transactions contemplated hereby;

               (3) all fines and penalties and liabilities, including all foreseeable and unforeseeable consequential damages and any other damages, costs and losses, including reasonable attorneys' and consultants' fees, directly or indirectly and in whole or in part arising out of or attributable to:

               (i)(A) Hazardous Substances released into or existing on or prior to the Closing Date in the air, water or beneath or on the surface of the Purchased Assets or the land and buildings on and in which the Purchased Business currently conducts its operations or (B) as to those Hazardous Substances in (A) which migrated or migrate at anytime (whether before or after the Closing) within or from the Purchased Assets or the land and buildings on and in which the Purchased Business currently conducts its operations; or

               (ii) Hazardous Substances existing on or prior to the Closing at or migrating from any other location for which Seller is responsible and with respect to which any liability is sought to be imposed upon Buyer, its employees, officers, directors or their respective successors or assigns, as an alleged successor to Seller or the Purchased Business;

     including, without limitation, any natural resource damages and the cost of any remedial, removal, response, abatement, clean-up, investigative and monitoring costs and any other related costs and expenses.

          (4) all damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Buyer as a result of the failure to obtain any consent or provide any benefit under any contract, license, lease, sales order, purchase order or other agreement, claim, right, permit or operating authority contemplated by Section 1.3 hereof;

          (5) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Buyer and arising from a breach of any covenant or agreement of Seller contained in or made pursuant to this Agreement; and

          (6) all reasonable costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses) incurred by Buyer in connection with any action, suit, proceeding, demand, investigation, assessment or judgment incident to any of the matters indemnified against under this Section 12.2(a).

No claim, demand, suit or cause of action will be brought against Seller under or pursuant to this Section 12.2(a) with respect to an alleged breach of any representation or warranty unless Buyer gives Seller written notice, with reasonable specificity, of the existence of any such claim, demand, suit or cause of action under this Agreement. Upon the giving of such written notice as aforesaid, Buyer will have the right, in addition to all other remedies available to it, to commence legal proceedings for the enforcement of its rights under this Agreement.

          (b) Buyer will indemnify, defend and save Seller harmless from, against, for and in respect of the following:

               (1) any liabilities or obligations of Seller assumed by Buyer pursuant to this Agreement and the Assumption Agreement;

               (2) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Seller and arising from a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or in any certificate, instrument or agreement delivered by it pursuant hereto or in connection with the transactions contemplated hereby; and

               (3) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Seller and arising from a breach of any covenant or agreement of Buyer contained in or made pursuant to this Agreement; and

               (4) all reasonable costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses) incurred by Seller in connection with any action, suit, proceeding, demand, investigation assessment or judgment incident to any of the matters indemnified against under this Section 12.2(b).

No claim, demand, suit or cause of action will be brought against Buyer under or pursuant to this Section 12.2(b) with respect to an alleged breach of representation or warranty unless Seller gives Buyer written notice, with reasonable specificity, of the existence of any such claim, demand, suit or cause of action under this Agreement. Upon the giving of such written notice as aforesaid, Seller will have the right to commence legal proceedings for the enforcement of any of its rights under this Agreement.

     12.3 Third Party Claims. With respect to claims resulting from assertion of liability by third parties, the obligations and liabilities of the party responsible for indemnification (the "Indemnifying Party") hereunder with respect to indemnification claims by the party entitled to indemnification (the "Indemnified Party") will be subject to the following terms and conditions:

           (a) The Indemnified Party will give prompt written notice to the Indemnifying Party of any assertion of liability by a third party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section
     12.2 hereof, stating the nature and basis of said assertion and the amount thereof, to the extent known.

           (b) If any action, suit or proceeding is brought against the Indemnified Party, with respect to which the Indemnifying Party may have liability under the indemnity agreement contained in Section 12.2 hereof, the action, suit or proceeding will, upon the written agreement of the Indemnifying Party that it is obligated to indemnify under the indemnity agreement contained in Section 12.2 hereof, be defended (including all proceedings on appeal or for review which counsel for the defendant shall deem appropriate) by the Indemnifying Party. The Indemnified Party will have the right to employ its own counsel in any such case, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (1) the employment of such counsel is authorized by the Indemnifying Party in connection with the defense of such action, suit or proceeding,
     (2) the Indemnifying Party does not agree, promptly after the notice to it provided in subsection (a) above, that it is obligated to indemnify under the indemnity agreement contained in Section 12.2 hereof or (3) such Indemnified Party reasonably concludes that such action, suit or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in
     Section 12.2 hereof, or that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party, in any of which events the Indemnifying Party will not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnified Party and that portion of such fees and expenses reasonably related to matters covered by the indemnity agreement contained in Section
     12.2 hereof will be borne by the Indemnifying Party. The Indemnified Party will be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The Indemnifying Party will make available to the Indemnified Party and its attorneys and accountants all books and records of the Indemnifying Party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

           (c) The Indemnifying Party will not make any settlement of any claims without the written consent of the Indemnified Party.

     12.4 Remedies Cumulative. The remedies provided for in this Article XII are cumulative and will not preclude assertion by the Indemnified Party of any other rights or the seeking of any other remedies against the Indemnifying Party.

     12.5 Recoveries. In the event an Indemnified Party subsequently receives payment (including, without limitation, proceeds of insurance and payments on accounts receivable) with respect to a matter for which it has been indemnified by the Indemnifying Party, the Indemnified Party will promptly pay the amount of such payment up to the indemnification received, to the Indemnifying Party.

                                 ARTICLE XIII
                                 MISCELLANEOUS

     13.1 Expenses; Transfer Taxes. All fees, costs and expenses, including, without limitation, legal and accounting fees and expenses, incurred by Seller in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in excess of the $35,000 of legal, accounting and professional fees agreed to be assumed by Buyer under Section 2.1(e), will be borne by Seller. All fees and expenses incurred by Buyer in connection with this Agreement will be borne by Buyer. All sales taxes and all registration, recording or transfer taxes which may be payable in connection with the transactions contemplated by this Agreement will be borne by Seller. All personal property taxes will be pro rated with Seller responsible for taxes relating to the period up to the Closing Date and Buyer responsible for taxes relating to the period including and after the Closing Date.

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

     13.2 Parties in Interest. This Agreement is not assignable by either Buyer or Seller without the prior written consent of the other, except that without relieving Buyer of any of its obligations under this Agreement, Buyer may assign this Agreement to any affiliate of Buyer. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives and assigns of the parties hereto. This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein is for the benefit of any third party not a party to this Agreement.

     13.3 Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party's obligations hereunder may only be waived in writing by such party.

     13.4 Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     13.5 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and shall be deemed given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next business day delivery, or if sent by facsimile transmission, as follows:


           if to Seller:             The LandOak Company, LLC
                                     (or its new name)
                                     10267 Kingston Pike
                                     Knoxville, TN 37922
                                     Attn: Michael Atkins
                                     Telephone: (865)531-0000
                                     Facsimile:  (865)531-______

           with a copy to:           Baker, Donelson, Bearman & Caldwell, P.C.
                                     2200 Riverview Tower
                                     900 South Gay Street
                                     Knoxville, TN 37902
                                     Attn: David E. Fielder
                                           Wm. Gregory Hall, Jr.
                                     Telephone: (865)549-7000
                                     Facsimile: (865) 525-8569

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

           if to Buyer:              Tice LOC, Inc.
                                     (or its new name)
                                     1808-B North Cherry Street
                                     Knoxville, TN 37917
                                     Attn: Charles R. West
                                     Telephone: (865) 524-1070
                                     Facsimile:  (865) 524-9799

           with a copy to:           Ogden Newell & Welch PLLC
                                     1700 Citizens Plaza
                                     500 W. Jefferson
                                     Louisville, KY 40202
                                     Attn:  Lynn H. Wangerin
                                     Telephone: (502) 582-1601
                                     Facsimile:  (502) 581-9564

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication will be effective on the date of receipt (or, if received on a non-business day, on the first business day after the date of receipt).

     13.6 Publicity. The parties agree that, except as otherwise required by law, the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby will require mutual consent.

     13.7 Counterparts. This Agreement may be signed in any number of counterparts and by different parties in separate counterparts, each of which will be deemed an original instrument, but all of which together will constitute one agreement. This Agreement will become effective when one or more counterparts have been signed by Seller and Buyer, and delivered to Buyer and Seller, respectively. Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by facsimile transmission to another party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).

     13.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee.

     13.9 Waivers. Any provision of this Agreement may be waived only by a written instrument executed by the party to be charged with such waiver. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

     13.10 Defined Terms. Throughout this Agreement various terms have been defined by being enclosed in quotation marks, usually in parentheses, and used with their initial letters capitalized. Unless the context otherwise requires, such defined terms will have their designated

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

meaning whenever used in this Agreement or any attached schedules. Unless an express reference is made to a different document, all references to a Section or Article shall be understood to refer to the indicated Section or Article of this Agreement, and all references to a Schedule or Exhibit shall be understood to refer to the indicated Schedule or Exhibit attached to this Agreement.

     13.11 Construction. This Agreement is the result of negotiations between Seller and Buyer. No provision of this Agreement shall be construed against a party because of such party's role as the drafter of the provision.

     13.12 Attorneys Fees. If there is any litigation or arbitration proceeding between the parties related to this Agreement or the transactions contemplated by this Agreement, the prevailing party will be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses).

     13.13 Arbitration. If the parties disagree as to any matter governed by this Agreement or relating to the transactions contemplated by this Agreement, the parties will promptly consult with one another in an effort to resolve the disagreement. If such effort is unsuccessful, any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, will be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (subject to the provisions stated below). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrators will have the power to render equitable, as well as other, awards and relief. The arbitrators will have the power to award reasonable fees and expenses in accordance with Section 13.12 above.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

Seller:                              The LandOak Company, LLC


                                     By:      /s/ Michael A. Atkins
                                        --------------------------------------


                                     Title:  Chief Manager
                                           -----------------------------------


Buyer:                               Tice LOC, Inc.


                                     By:      /s/ Charles R. West
                                        --------------------------------------

                                     Title:  President
                                           -----------------------------------

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